UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 23, 2022

Qualys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35662	77-0534145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

919 East Hillsdale Boulevard

Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 801-6100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	QLYS	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On February 23, 2022, Arjet Skenduli joined Qualys, Inc. (the “Company”) as the Company’s Chief Accounting Officer and principal accounting officer. A copy of the Company’s press release announcing Mr. Skenduli’s appointment is attached hereto as Exhibit 99.1.

Prior to joining the Company, Mr. Skenduli, age 41, served as Vice President of Finance, Corporate Controller at Talend S.A., an enterprise data integration company, from March 2019 to February 2022. Mr. Skenduli previously worked at Omnicell, Inc., a healthcare technology company, from August 2015 to March 2019, where he last served as Senior Director, Assistant Corporate Controller. Mr. Skenduli started his career in public accounting where he spent 10 years in the audit practice, most recently as a senior manager with PricewaterhouseCoopers LLP. Mr. Skenduli holds a Bachelor of Business Administration degree in financial management and accounting as well as a Master of Accountancy degree, both from Abilene Christian University.

Pursuant to an offer letter with the Company, Mr. Skenduli’s initial annual base salary will be $300,000 and he will be eligible to participate in the Company’s corporate bonus plan, with an initial performance-based target bonus opportunity of 40% of annual base salary. In addition, Mr. Skenduli’s offer letter provides for an award of restricted stock units having an approximate value of $1.5 million (the “Award”), which will be scheduled to vest over a 4-year period, with twenty five percent (25%) of the shares subject to the Award scheduled to vest on March 1, 2023, and the balance scheduled to vest quarterly thereafter, subject to Mr. Skenduli’s continued service through each vesting date. The Award will be subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) and form of restricted stock unit award agreement thereunder. If Mr. Skenduli’s employment is terminated by the Company other than for “cause” (as defined in the restricted stock unit award agreement), death or disability, or Mr. Skenduli resigns for “good reason” (as defined in the restricted stock unit award agreement), in each case within 12 months following a “change in control” (as defined in the 2012 Plan) of the Company, then 50% of the then-unvested shares subject to the Award shall accelerate. The foregoing description of Mr. Skenduli’s offer letter does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Skenduli and any other persons pursuant to which he was selected as the Company’s Chief Accounting Officer and principal accounting officer. There are no family relationships between Mr. Skenduli and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Skenduli is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Mr. Skenduli will enter into the Company’s standard form of indemnification agreement, a copy of which was previously filed on August 10, 2012 as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-182027).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer letter, between Qualys, Inc. and Arjet Skenduli, dated February 2, 2022

99.1	Press release dated February 23, 2022

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALYS, INC.

By:	/s/ Joo Mi Kim
Joo Mi Kim Chief Financial Officer

Date: February 23, 2022